UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 30, 2013

Watts Water Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-11499	04-2916536
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

815 Chestnut Street, North Andover, MA	01845
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (978) 688-1811

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05.   Costs Associated with Exit or Disposal Activities.

On July 30, 2013, the Board of Directors of Watts Water Technologies, Inc. (the “Company”) authorized the initiation of a restructuring program with respect to the Company’s European operations to reduce its European manufacturing footprint by approximately 10%, improve operational efficiency and better align costs with expected revenues in response to changing market conditions.

The proposed restructuring program is expected to include a pre-tax charge to earnings totaling approximately $14.0 million, approximately $9.8 million of which is expected to be recorded through fiscal 2014 and the remainder of which is expected to be recorded during fiscal 2015.  This total charge is expected to include costs for severance benefits, relocation, clean-up, professional fees and certain asset write-downs.  The total net after-tax charge for the restructuring program is expected to be approximately $10.0 million.  The Company expects to spend approximately $2.0 million in capital expenditures to consolidate certain European operations.   Once the restructuring program is completed, annual pre-tax cash savings from the program are expected to total an estimated $7.0 million, with approximately $3.5 million estimated to be realized in fiscal 2014, $6.3 million in fiscal 2015 and $7.0 million in fiscal 2016.  The restructuring program is expected to be completed by the end of the fourth quarter of fiscal 2015.

The Company’s proposed restructuring program described above is subject to further analysis and determinations by local management teams and appropriate consultation and negotiation with certain European works councils (worker representatives selected pursuant to local labor laws) and local governmental agencies, after which detailed implementation plans will be developed and finalized.  Consequently, the actual timing and costs of the restructuring program may vary from the Company’s current estimates.   To the extent required by applicable rules, the Company may file one or more amendments to this Current Report on Form 8-K or include such disclosure in a future periodic report on Form 10-Q or 10-K as details of the restructuring plan are refined and estimates of costs and charges are finalized.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2013	WATTS WATER TECHNOLOGIES, INC.

	By:	/s/ Kenneth R. Lepage
Kenneth R. Lepage
General Counsel